CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-282907 on Form N-1A of our report dated November 24, 2025, relating to the financial statements and financial highlights of the Victory Pioneer Strategic Income Fund appearing in Form N-CSR of Victory Portfolios IV for the year ended September 30, 2025, and to the references to us under the headings “Financial highlights” in the Prospectus and “Independent registered public accounting firm" and “Financial statements” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts

January 27, 2026